As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS PIPELINE PARTNERS, L.P.

ATLAS PIPELINE FINANCE CORPORATION

and Other Registrants*

(*See table of additional registrants below)

(Exact name of registrant as specified in its charter)

Delaware	23-3011077
Delaware	20-3879234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275-1011

(877) 950-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Gerald R. Shrader

Atlas Pipeline Partners GP, LLC

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275-1011

(877) 950-7473

(Address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of communications to:

Mark E. Rosenstein, Esq.

Amanda Abrams, Esq.

Ledgewood

1900 Market Street

Philadelphia, Pennsylvania 19103

(215) 731-9450

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filter, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/proposed maximum offering price per unit/proposed maximum aggregate offering price	Amount of registration fee
Common units
Preferred units
Subordinated units
Warrants
Debt securities
Guarantees(2)
Total	(1)	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The registrant elects to pay the fee on a deferred basis pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933.
(2)	If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries other than “minor” subsidiaries as such term in interpreted in securities regulations governing financial reporting for guarantors. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

The following are co-registrants* that may guarantee the debt securities:

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
Atlas Pipeline Operating Partnership, L.P.	Delaware	23-3015646	Park Place Corporate Center One 1000 Commerce Drive, 4th Floor Pittsburgh, PA 15275-1011 (877) 950-7473

Velma Intrastate Gas Transmission Company, LLC	Delaware	26-2877615	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Slider WestOk Gathering, LLC	Delaware	26-3063706	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline Mid-Continent Holdings, LLC	Delaware	45-5528668	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline Mid-Continent LLC	Delaware	37-1492980	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Chaney Dell, LLC	Delaware	42-1733101	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Midkiff, LLC	Delaware	42-1733099	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

NOARK Energy Services, L.L.C.	Oklahoma	73-1551901	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Velma Gas Processing Company, LLC	Delaware	45-1543387	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline NGL Holdings, LLC	Delaware	80-0710914	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline NGL Holdings II, LLC	Delaware	90-0699888	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL Laurel Mountain, LLC	Delaware	26-4834348	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas Pipeline Tennessee, LLC	Pennsylvania	83-0504919	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
APL Barnett, LLC	Delaware	45-2561587	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Pecos Pipeline LLC	Delaware	26-3633417	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Tesuque Pipeline, LLC	Delaware	27-0632723	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL Arkoma Holdings, LLC	Delaware	90-0918336	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL Arkoma Midstream, LLC	Delaware	27-3677594	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL Gas Treating, LLC	Delaware	27-0592931	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL Arkoma, Inc.	Delaware	27-3684911	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Midstream LLC	Delaware	27-0350291	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Pipeline Company LLC	Texas	20-8721079	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Processing Company LP	Texas	45-2502762	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Midstream Holding Company LP	Texas	20-8721377	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Gas Utility Company LP	Texas	20-8721344	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

APL SouthTex Transmission Company LP	Texas	80-0920148	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

Atlas SouthTex Midstream Company LP	Texas	20-8721274	110 West 7th Street, Suite 2300 Tulsa, Oklahoma 74119 (877) 950-7473

PROSPECTUS

ATLAS PIPELINE PARTNERS, L.P.

COMMON UNITS, PREFERRED UNITS, SUBORDINATED UNITS, WARRANTS, DEBT SECURITIES AND GUARANTEES

ATLAS PIPELINE FINANCE CORPORATION

DEBT SECURITIES AND GUARANTEES

We may offer and issue, and selling security holders may offer and sell, common units representing limited partner interests, preferred units representing limited partner interests, subordinated units representing limited partner interests, debt securities and warrants from time to time. This prospectus describes the general terms of these securities and the general manner in which we, or any selling security holders, will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we, or any selling security holders, will offer these securities.

Our common units are listed on the New York Stock Exchange under the symbol “APL.”

Investing in these securities involves certain risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to a specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We, or any selling security holders, may offer these securities in amounts, at prices and on terms determined at the time of offering. We, or any selling security holders, may sell the securities directly to you, through agents we or they select, or through underwriters and dealers we or they select. If we or they use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Prospectus dated November 20, 2013

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, we may sell securities described in this prospectus in one or more offerings.

Each time we sell securities we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

i

THE COMPANY

General

We are a publicly-traded Delaware limited partnership formed in 1999 whose common units are listed on the New York Stock Exchange under the symbol “APL.” We are a leading provider of natural gas gathering, processing and treating services in the Anadarko, Arkoma, Eagle Ford and Permian Basins located in the southwestern and mid-continent regions of the United States; a provider of natural gas gathering services in the Appalachian Basin in the northeastern region of the United States; and a provider of natural gas liquid transportation services in the southwestern region of the United States. We conduct our business in the midstream segment of the natural gas industry through two reportable segments: Gathering and Processing; and Transportation and Treating.

Our Organizational Structure

We conduct our operations through, and our operating assets are owned by, our subsidiaries. Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business apart from its general partner interest and incentive distribution rights, but it is reimbursed for direct and indirect expenses incurred on our behalf. Our principal office is located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, Pennsylvania 15275, telephone number (877) 950-7473. Our website address is www.atlaspipeline.com. The information on our website is not part of this prospectus and you should rely only on the information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in the notes.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by us subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section of this prospectus entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at http://www.atlaspipelinepartners.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus. All documents that we subsequently file pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC (other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and

•	our Current Reports on Form 8-K and Form 8-K/A filed on January 30, 2013, February 12, 2013, February 28, 2013, April 16, 2013, April 17, 2013, April 23, 2013, May 8, 2013, May 13, 2013, July 18, 2013 and October 29, 2013.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of any document incorporated by reference in this prospectus without charge by writing or calling us at:

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(877) 950-7473

Attn: Matthew Skelly

Except as set forth herein, information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this registration statement contain statements reflecting our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, or the Reform Act. The Reform Act provides a safe harbor for forward-looking statements made by or on behalf of us. We and our representatives may, from time to time, make written or oral forward-looking statements, including statements contained in our filings with the SEC and in our reports to security holders. Generally, the inclusion of the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon, identify statements that constitute forward-looking statements. All statements addressing operating performance of us or any subsidiary, events or developments that we expect or anticipate would occur in the future are forward-looking statements within the meaning of the Reform Act.

These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in such forward-looking statements. Readers should consider the various factors, including those discussed in our most recent annual report under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Critical Accounting Policies and Estimates” and in our Quarterly Reports on Form 10-Q that are on file with the SEC for additional factors that may affect our performance. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update any forward-looking statements as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC. We have not authorized anyone to provide you with information that is different.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus or any accompanying prospectus supplement, you should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities for general partnership purposes unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO

FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends are set forth in the table below.

	Nine months ended September 30, 2013		Year ended December 31,

			2012	2011	2010		2009		2008
Ratio of earnings to fixed charges(1)	—	(3)	2.1x	8.4x	—	(4)	—	(5)	—	(6)
Ratio of earnings to fixed charges and preferred dividends(2)	—	(7)	2.1x	8.3x	—	(8)	—	(9)	—	(10)

(1)	Ratio of earnings to fixed charges means the ratio of income from continuing operations before income taxes and cumulative effect of accounting change, net, to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.
(2)	Ratio of earnings to combined fixed charges and preferred dividends means the ratio of income from continuing operations before income taxes and cumulative effect of accounting change, net, fixed charges and preferred dividends to fixed charges and preferred dividends.
(3)	Our earnings were insufficient to cover our fixed charges by $47.4 million for this period.
(4)	Our earnings were insufficient to cover our fixed charges by $39.8 million for this period.
(5)	Our earnings were insufficient to cover our fixed charges by $26.5 million for this period.
(6)	Our earnings were insufficient to cover our fixed charges by $496.7 million for this period.
(7)	Our earnings were insufficient to cover our fixed charges by $61.8 million for this period.
(8)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $40.6 million for this period.
(9)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $27.4 million for this period.
(10)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $499.0 million for this period.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer common, preferred and subordinated units representing limited partner interests, various series of debt securities, or warrants to purchase any of such securities, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON UNITS

We describe our common units under the heading “Our Partnership Agreement.” The prospectus supplement relating to the common units offered will state the number of units offered, the initial offering price and the market price, distribution information and any other relevant information.

DESCRIPTION OF PREFERRED UNITS

We describe our preferred units under the heading “Our Partnership Agreement.” The prospectus supplement relating to the preferred units offered will state the number of units offered, the initial offering price and the market price, distribution information and any other relevant information.

DESCRIPTION OF SUBORDINATED UNITS

The subordinated units will be a separate class of limited partner interest. The rights of holders of subordinated units to participate in distributions to partners will differ from, and be subordinated to, the rights of the holders of common units. The prospectus supplement relating to the subordinated units offered will state the number of units offered, the initial offering price and the market price, the terms of the subordination, any ways in which the subordinated units will differ from common units, as well as distribution information and any other relevant information.

DESCRIPTION OF DEBT SECURITIES

Atlas Pipeline Partners, L.P. may issue debt securities in one or more series, and Atlas Pipeline Finance Corporation may be a co-issuer of one or more series of debt securities. Atlas Pipeline Finance Corporation was incorporated under the laws of the State of Delaware in 2005, is wholly-owned by Atlas Pipeline Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of the Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our managing board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or an indenture. We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including:

•	the title of the debt securities;

•	whether our wholly-owned subsidiary, Atlas Pipeline Finance Corporation, will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities; and

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations.

We may issue debt securities that are exchangeable and/or convertible into our common units or any class or series of preferred units. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness. The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt. The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

This summary description is not meant to be a complete description of the guarantees of debt securities that we may offer. At the time of an offering and sale of debt securities, this prospectus together with the accompanying prospectus supplement will contain the material terms of the guarantees of the debt securities being offered.

If specified in the applicable prospectus supplement, certain of our subsidiaries may guarantee the debt securities. Guarantees may be secured or unsecured and senior or subordinated. The particular terms of guarantees of a particular issue of debt securities will be described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common units, preferred units, subordinated units or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement or directly between us and the warrant holder.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common units, preferred units, subordinated units or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

OUR PARTNERSHIP AGREEMENT

The following is a summary of our partnership agreement, as amended through the date of this prospectus. The limited partnership agreement defines the rights and obligations pertaining to our units.

Organization and Duration

We were formed in May 1999. We will dissolve on December 31, 2098, unless sooner dissolved under the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to serving as the limited partner of our operating partnership and engaging in any business activity that may be engaged in by our operating partnership or that is approved by our general partner. The operating partnership agreement provides that our operating partnership may, directly or indirectly, engage in:

•	operations as conducted on February 2, 2000, including the ownership and operation of our gathering systems;

•	any other activity approved by our general partner, but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as that term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations described above.

The Units

Common Units. Our common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Preferred Units. Our General Partner has designated and created the following series of preferred units: 2006 preferred units, Class B preferred units, Class C preferred units and convertible Class D preferred units. The designations, preferences and relative, participating, optional and other special rights of each such series of preferred units and qualifications and restrictions of each such series of preferred units is set forth in the Certificate of Designation relating to such series.

As of the date of this prospectus, there were 13,823,869 Class D preferred units outstanding, and no 2006 preferred units, Class B preferred units or Class C preferred units outstanding. The Class D preferred units pay distributions equal the common equity yield at the time of each quarter’s record date plus 50 basis points for the first two full quarters following their issuance, and increasing 50 basis points for each subsequent semi-annual period for a total of eight full quarters. For the partial quarter during which the Class D preferred units were first issued, and for the first four full quarters thereafter, distributions will be paid in the form of additional Class D preferred units. After the first four full quarterly periods, we will pay distributions in Class D preferred units in cash or a combination of Class D preferred units and cash, at our discretion.

We have the right to convert the Class D Preferred Units, in whole but not in part, beginning one year following their issuance, into common units, subject to customary anti-dilution adjustments. Unless previously converted, all Class D Preferred Units will convert into common units at the end of eight full quarterly periods following their issuance. In the event of our liquidation, dissolution or winding up or the sale or other disposition of all or substantially all of our assets, the holders of the Class D Preferred Units are entitled to receive, out of the assets available for distribution to unit holders, prior and in preference to any distribution of any of our assets to the holders of any other existing or subsequently issued units, an amount equal to $29.75 per Class D Preferred Unit plus any unpaid preferred distributions.

Limited Voting Rights

Holders of our units have limited voting rights and generally are entitled to vote with respect to the following matters:

•	a sale or exchange of all or substantially all of our assets;

•	our dissolution or reconstitution;

•	our merger;

•	removal of our general partner and election of successor general partner of a replacement; and

•	certain amendments to our partnership agreement.

Removal of our general partner requires approval by two-thirds of all outstanding common units, excluding those held by our general partner and its affiliates and any such action must also provide for the election of a successor general partner by at least a majority of the outstanding common units (excluding those held by our general partner and its affiliates). Our partnership agreement permits our general partner generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

Cash Distribution Policy

Quarterly Distributions of Available Cash. Our operating partnership is required by the operating partnership agreement to distribute to us, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. We, in turn, must distribute to our partners all of the “available cash” for that quarter. Such distributions are to be made within 45 days after the end of each quarter to holders of record on the applicable record date.

“Available cash” generally means, for any of our fiscal quarters, all cash on hand at the end of the quarter, plus additional cash on hand, as of the date available cash is determined, resulting from borrowings for working capital purposes made subsequent to the end of the relevant fiscal quarter, less cash reserves that our general partner determines are appropriate to provide for our operating costs, including capital expenditures, and to provide funds for distributions to the partners for any one or more of the next four quarters.

Distributions of Available Cash from Operating Surplus. Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to our general partner.

Operating surplus means:

•	cash and certain cash receipts (as specified in the partnership agreement), less

•	all of our operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations.

Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

We treat available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since we began operations equals our total operating surplus from the date we began operations until the end of the quarter immediately preceding the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. We treat any excess available cash, irrespective of its source, as distributed from capital surplus, which represents a return of capital for unitholders, and we distribute it accordingly. For a discussion of distributions of capital surplus, see “—Distributions of Capital Surplus” below.

We distribute available cash from operating surplus for any quarter in the following manner:

•	first, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed $0.42 for each outstanding common unit, which we refer to as the minimum quarterly distribution; and

•	after that, in the manner described in “—Incentive Distribution Rights” below.

The 2% allocation of available cash from operating surplus to our general partner includes our general partner’s percentage interest in distributions from us and our operating partnership on a combined basis.

Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

•	any net increase in working capital borrowings during that period and

•	any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

and plus:

•	any net decrease in working capital borrowings during that period and

•	any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Operating surplus generated during a period is equal to the difference between:

•	the operating surplus determined at the end of that period and

•	the operating surplus determined at the beginning of that period.

Incentive Distribution Rights. By “incentive distribution rights” we mean our general partner’s right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after we have made the minimum quarterly distributions and we have met specified target distribution levels, as described below. Our general partner may transfer its incentive distribution rights separately from its general partner interest without the consent of the unitholders.

We make incentive distributions to our general partner for any quarter in which we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution plus amounts necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units. If this condition is satisfied, the remaining available cash will be distributed as follows:

•	first, 85% to all units, pro rata, and 15% to our general partner, until each unitholder has received a total of $0.52 per unit for that quarter;

•	second, 75% to all units, pro rata, and 25% to our general partner, until each unitholder has received a total of $0.60 per unit for that quarter; and

•	after that, 50% to all units, pro rata, and 50% to our general partner.

The distributions to our general partner that exceed its aggregate 2% general partner interest represent the incentive distribution rights. After the holders of the incentive distribution rights have received an aggregate of $7.0 million with respect to those rights in any quarter, they will not be entitled to further distributions with respect to those rights until the amount distributable to the holders of the incentive distribution rights, but for the application of this provision, would have been $10.75 million.

Distributions from Capital Surplus. We distribute available cash from capital surplus in the following manner:

•	first, 98% to all units, pro rata, and 2% to our general partner, until each common unit has received distributions equal to $13.00 per unit; and

•	after that, we will distribute all available cash from capital surplus, as if it were from operating surplus.

When we make a distribution from capital surplus, we will treat it as if it were a repayment of your investment in your common units. For these purposes, the partnership agreement deems the investment to be $13.00 per common unit, which is the unit price from our initial public offering, regardless of the price you actually pay for your common units in this offering. To reflect this repayment, we will reduce the amount of the minimum quarterly distribution and the distribution levels at which our general partner’s incentive distribution rights begin, which we refer to in this prospectus as “target distribution levels,” by multiplying each amount by a fraction, determined as follows:

•	the numerator is $13.00 less all distributions from capital surplus including the distribution just made, and

•	the denominator is $13.00 less all distributions from capital surplus excluding the distribution just made.

We refer to the initial public offering price of $13.00 per common unit, less any distributions from capital surplus and any distributions in connection with our dissolution or liquidation, as the “unrecovered unit price.”

After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 48% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

•	the minimum quarterly distribution,

•	the target distribution levels,

•	the unrecovered unit price,

•	the number of common units issuable upon conversion of the subordinated units, and

•	other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

We will not make any adjustment for the issuance of additional common units for cash or property.

We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us or our operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

•	the minimum quarterly distribution and each of the target distribution levels multiplied by

•	one minus the sum of:

•	the highest marginal federal income tax rate that could apply if the partnership or operating partnership were taxed as a corporation, plus

•	the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from such legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, resulting in combined income tax rates of 40%, then we would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation. When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and adjust the partners’ capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law. After that, we will distribute the proceeds to the unitholders and our general partner in accordance with their capital account balances, as so adjusted.

We maintain capital accounts in order to ensure that the partnership’s allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner’s capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner’s capital account is credited with (increased by) the following items:

•	the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

•	the partner’s share of “book” income and gain (including income and gain exempt from tax).

A partner’s capital account is debited with (reduced by) the following items:

•	the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

•	the partner’s share of loss and deduction (including some items not deductible for tax purposes).

Partners are entitled to liquidating distributions in accordance with their capital account balances.

Upon our liquidation, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common units, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

•	the unrecovered unit price, and

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	third, 85% to all units, pro rata, and 15% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the $0.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence less

•	the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the units, pro rata, and 15% to our general partner for each quarter of our existence;

•	fourth, 75% to all units, pro rata, and 25% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the $0.60 target distribution per unit over the $0.52 target distribution per unit for each quarter of our existence less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the units, pro rata, and 25% to our general partner for each quarter of our existence; and

•	after that, 50% to all units, pro rata, and 50% to our general partner.

Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

•	first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	after that, 100% to our general partner.

In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property. We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, our distributions of property, or upon our liquidation, in a manner which results, to the extent possible, in the capital account balances of our general partner equaling the amount which would have been our general partner’s capital account balances if we had not made any earlier positive adjustments to the capital accounts.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and the amendment of our partnership agreement, and to make consents and waivers under our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

So long as a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act and otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined that a limited partner participated in the control of our business, then the limited partner could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend only to persons who transact business with us who reasonably believe that the limited partner is a general partner. However, what constitutes participating in the control of a limited partnership’s business has not been clearly established in all states. If it were determined, for example, that the right, or exercise of a right, by the limited partners to:

•	remove our general partner,

•	approve some amendments to our partnership agreement, or

•	take other action under our partnership agreement

constituted participation in the control of our business, then limited partners could be held liable for our obligations to the same extent as our general partner.

Under the Delaware Act, we cannot make a distribution to a partner if, after the distribution, all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of our assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which he could not ascertain from our partnership agreement.

The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state under the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner. We operate in a manner our general partner considers reasonable and appropriate to preserve the limited liability of the limited partners.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except that the following fees must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

•	special charges for services requested by a holder of a common unit, and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of cash distributions.

We have agreed to indemnify the transfer agent, its agents and each of their particular shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in its capacity as our transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

The transfer agent will not record a transfer of common units, and we will not recognize the transfer, unless the certificates representing the units are surrendered and the transferee executes and delivers a transfer application. The form of transfer application appears on the reverse side of the certificates representing the common units. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of our general partner and, if one is ever appointed, our liquidator, as specified in our partnership agreement; and

•	makes the waivers and gives the consents contained in our partnership agreement.

An assignee will become a substituted limited partner as to the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver the transfer applications. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to the rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner. A purchaser or transferee of common units who does not execute and deliver a transfer application will have only

•	the right to assign the common units to a purchaser or other transferee and

•	the right to transfer the right to seek admission as a substituted limited partner.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive

•	cash distributions or federal income tax allocations unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and

•	may not receive federal income tax information or reports furnished to record holders of common units.

The transferor of common units must provide the transferee with all information necessary to transfer the common units. The transferor will not be required to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See “—Status as Limited Partner or Assignee.”

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations, even if either of us has notice of an attempted transfer.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests, debt and other securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. We have funded, and will likely continue to fund, acquisitions through the issuance of additional common units or other equity securities and debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner must make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in our operating partnership. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which it may withhold in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed in “—No Unitholder Approval” below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would:

•	change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

•	change our term;

•	provide that we are not dissolved upon the expiration of our term or upon an election to dissolve us by our general partner that is approved by holders of a majority of the units of each class; or

•	give any person the right to dissolve us other than our general partner’s right to dissolve us with the approval of holders of a majority of the units of each class.

The provision of our partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding common units.

No Unitholder Approval. Our general partner may amend our partnership agreement, without the approval of the unitholders, to:

•	change our name, the location of our principal place of business, our registered agent or registered office;

•	reflect the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	qualify us or continue our qualification as a limited partnership under the laws of any state or to ensure that neither we nor our operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	prevent us or our general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974;

•	authorize additional limited or general partner interests;

•	reflect changes required by a merger agreement that has been approved under the terms of our partnership agreement;

•	permit us to form or invest in any entity, other than the operating partnership, permitted by our partnership agreement;

•	change our fiscal year or taxable year; and

•	make other changes substantially similar to any of the matters described above.

In addition, our general partner may amend our partnership agreement, without the approval of the unitholders, if those amendments:

•	do not adversely affect the limited partners in any material respect;

•	are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

•	are necessary for any action taken by our general partner relating to splits or combinations of units; or

•	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Except in the case of the amendments described above under “—No Unitholder Approval,” amendments to our partnership agreement will not become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such). Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Merger, Sale or Other Disposition of Our Assets

Our general partner may not, without the prior approval of holders of a majority of the outstanding common units, cause us to sell, exchange or otherwise dispose of all or substantially all of our assets, including by way of merger, consolidation or other combination, or approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership. However, our general partner may, without any consent of the other unitholders, mortgage or otherwise grant a security interest in all or substantially all of our assets or sell all or substantially all of our assets under a foreclosure. Furthermore, provided that conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our and their assets to, a newly formed entity if the sole purpose of that merger or conveyance changes our legal form into another limited liability entity.

The unitholders are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue until December 31, 2098, unless terminated sooner upon:

•	the election of our general partner to dissolve us, if approved by the holders of a majority of the outstanding common units;

•	the sale, exchange or other disposition of all or substantially all of our assets and those of our operating partnership and our respective subsidiaries;

•	the entry of a decree of judicial dissolution of us; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than the transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last item above, the holders of a majority of the common units may also elect, within specific time limitations, to reconstitute us by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of a majority of the common units subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither we, the reconstituted limited partnership, nor the operating partnership would be taxed as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Unless we are reconstituted and continue as a new limited partnership, upon our liquidation a liquidator will be selected to liquidate our assets and apply the proceeds of the liquidation as described in “—Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days’ written notice. Our general partner may also sell or otherwise transfer all of its general partner interests in us without the approval of the unitholders as described below under “—Transfer of General Partner Interest and Incentive Distribution Rights.” Upon withdrawal, we must reimburse our general partner for all expenses incurred by it on our behalf or allocable to us in connection with operating our business.

If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in us, the holders of a majority of the common units (excluding those held by our general partner and its affiliates) may elect a successor to the withdrawing general partner. If, prior to the effective date of such withdrawal, a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within 90 days after that withdrawal the holders of a majority of the common units agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates. If our general partner is removed under circumstances where cause does not exist and does not consent to that removal, our general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to require the successor general partner to purchase those interests for a cash payment equal to the fair market value of such interests. If our general partner withdraws without a violation of our partnership agreement, our general partner will have the right to require the successor general partner to purchase its general partner interests and incentive distribution rights for a cash payment equal to the fair market value of those interests.

In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates our partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units pursuant to a valuation of an independent expert selected in the manner described above. The successor general partner must indemnify the departing general partner (or its transferee) from all of our debt and liabilities arising on or after the date on which the departing general partner becomes a limited partner as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to our general partner after withdrawal.

Our partnership agreement defines “cause” as existing where a court has rendered a final, non-appealable judgment that our general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

Withdrawal or removal of our general partner as our general partner also constitutes its withdrawal or removal as the general partner of our operating partnership.

Transfer of General Partner Interest and Incentive Distribution Rights

Our general partner may transfer all or any part of its general partner interest without obtaining the consent of the unitholders. As a condition to the transfer of a general partner interest, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner’s interest in our operating partnership and agree to be bound by the provisions of the partnership agreement of our operating partnership.

The members of our general partner may sell or transfer all or part of their interest in our general partner to an affiliate without the approval of the unitholders.

Our general partner or any holder may transfer its incentive distribution rights to another person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of our partnership agreement. Our general partner has the authority, but is not required, to adopt reasonable restrictions on the transfer of incentive distribution rights.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Pipeline Partners GP, LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of our general partner under circumstances where cause does not exist and our general partner does not consent to that removal has the adverse consequences described under “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date selected by our general partner on at least 10 but not more than 60 days’ notice.

The purchase price will be the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices for the 20 trading days immediately prior to the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the same number of units as would be necessary to take the action at a meeting at which all limited partners where present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Except as described above under “—Change of Management Provisions,” each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See “—Issuance of Additional Securities.” Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

We or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement to the record holder.

Status as Limited Partner or Assignee

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner sharing in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. See “—Meetings; Voting.” We will not treat transferees who do not execute and deliver a transfer application as assignees or as record holders of common units, and they will not receive cash distributions, federal income tax allocations or reports furnished to record holders. See “—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at a price equal to the average of the daily closing prices for the 20 trading days immediately prior to the redemption date. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for it, or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, then the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the partnership agreement, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner or the operating partnership or any affiliate of a general partner, any departing general partner or the operating partnership; or

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Our indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, our best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Any indemnification under these provisions will be only out of our assets. Our general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to us in connection with it. The partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

Our general partner keeps appropriate books on our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements. Except for our fourth quarter, we also furnish or make available summary financial information, including unaudited financial statements and other information required by law, within 90 days after the close of each quarter.

We furnish each record holder information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. We expect to furnish information in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. We will furnish every unitholder with information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	other information regarding our affairs that is just and reasonable.

Our general partner may keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreement with third parties to keep confidential.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated into this prospectus by reference.

TAX CONSIDERATIONS

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Ledgewood, P.C., tax counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge you to consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to you of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Ledgewood and are based on the accuracy of the representations made by us.

We have not received, and will not request, a ruling from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Ledgewood. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Ledgewood has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Disposition of Units—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in its partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “qualifying income exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Ledgewood is of the opinion that at least 90% of our current gross income constitutes qualifying income.

We have not received, and will not seek, a ruling from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Ledgewood that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Ledgewood has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Ledgewood has relied are:

•	Neither we nor our operating partnership or any operating subsidiary has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Ledgewood has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Ledgewood’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Counsel is also of the opinion, based upon and in reliance upon those same representations set forth under “—Partnership Status,” that

•	assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to such units for federal income tax purposes. See “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his or her income tax return his or her allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to that unitholder. Consequently, we may allocate income to our unitholders although we have made no cash distribution to them. Each unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending with or within his or her taxable year.

Treatment of Distributions. Our distributions generally will not be taxable for federal income tax purposes to the extent of a unitholder’s tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of that tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See “—Limitations on Deductibility of Our Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his or her tax basis in our common units, if the distribution reduces his or her share of our “unrealized receivables,” including depreciation recapture, or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, known collectively as “Section 751 assets.” To that extent, a unitholder will be treated as having been distributed his or her proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of:

•	the non-pro rata portion of that distribution over

•	his or her tax basis for the share of Section 751 assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. In prior taxable years, unitholders received cash distributions that exceeded the amount of taxable income allocated to the unitholders. This excess was partially the result of depreciation deductions, but was primarily the result of special allocations to our general partner of taxable income earned by our operating subsidiary which caused a corresponding reduction in the amount of taxable income allocable to us. Since these special allocations increased our general partner’s capital account, the distribution it would receive upon our liquidation will be increased and distributions to unitholders would be correspondingly reduced. It is possible that upon liquidation common unitholders will recognize taxable income in excess of liquidation distributions.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. In addition, there is a 3.8% Medicare tax on certain investment income earned by individuals. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. The tax will be imposed on the lesser of (1) the unitholder’s net income from all of its investments, or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly), $125,000 (if the unitholder is married and filing separately), and $200,000 (for all others).

Alternative Minimum Tax. Although we do not expect to generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax.

Basis of Common Units. A unitholder’s initial tax basis for his or her common units will be the amount he or she paid for the common units plus his or her share of our nonrecourse liabilities. That basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him or her, by his or her share of our losses, by any decreases in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Limitations on Deductibility of Our Losses. The deduction by a unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder or a corporate unitholder that is subject to the “at risk” rules (for example, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities, reduced by any amount of money he or she borrows to acquire or hold the units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or your investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of our income may be deducted in full when the unitholder disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” As noted, a unitholder’s share of our net passive income will be treated as investment income for this purpose. In addition, a unitholder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of Income, Gain, Loss and Deductions. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to it to the extent of these distributions. See “—Ratio of Taxable Income to Distributions.” If we have a net loss for the entire year, the amount of that loss will generally be allocated first to our general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

As required by the Internal Revenue Code some items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner referred to in this discussion as “contributed property,” and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of this offering. The effect of these allocations to a unitholder purchasing common units will be essentially the same as if the tax basis of our assets were equal to their fair market value as of the date of this prospectus. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Ledgewood is of the opinion that, with the exception of the issues described in “—Disposition of Units—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be recognized for federal income tax purposes in determining a partner’s share of an item of our income, gain, loss or deduction.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders and our general partner. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event he could file a claim for credit or refund.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of ownership of those units. If so, the unitholder would no longer own units for federal income tax purposes during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

•	any cash distributions we make to that unitholder with respect to those units would be fully taxable; and

•	all of those distributions would appear to be treated as ordinary income.

Unitholders desiring to assure ownership of their units for tax purposes and avoid these consequences should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also “—Disposition of Units—Recognition of Gain or Loss.” Because the IRS has not announced the results of its study and there is no authority addressing the treatment of short sales of partnership interests, Ledgewood is unable to opine on the treatment of such short sales.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the accrual method of accounting and the tax year ending December 31 for federal income tax purposes. Each unitholder must include in income his or her share of our income, gain, loss and deduction for our taxable year(s) ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31, and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to report income for his or her taxable year for his or her share of more than one year of our income, gain, loss and deduction.

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for that property will be borne by our general partner and the unitholders. See “—Tax Treatment of Unitholders—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we acquire or construct is depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture those deductions as ordinary income upon a sale of his units. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

Uniformity of Units. We must maintain economic and tax uniformity of the units to all holders. A lack of tax uniformity can result from a literal application of Treasury Regulation Sections 1.167(c)-1(a)(6) and 1.197-2(g)(3). Any resulting non-uniformity could have a negative impact on the value of the common units by reducing the tax deductions available to a purchaser of units. See “—Disposition of Units—Section 754 Election.”

We intend to continue to depreciate or amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property in a way that will avoid non-uniformity of tax treatment among unitholders. See “—Disposition of Units—Section 754 Election.” If we determine that this position cannot reasonably be taken, we may adopt a different position in an effort to maintain uniformity. This could result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The IRS may challenge any method of depreciating the Section 743(b) adjustment we adopt. If such a challenge were made and sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See “—Disposition of Units—Recognition of Gain or Loss.”

Valuation of Our Properties. The federal income tax consequences of the ownership and disposition of units depends in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to such adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price is less than his original cost.

Should the IRS successfully contest our method of depreciating or amortizing the Section 743(b) adjustment, described under “—Disposition of Units—Section 754 Election,” attributable to contributed property, a unitholder could realize additional gain from the sale of units than had our method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Due to the lack of final regulations, Ledgewood is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%, plus a 3.8% Medicare tax. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on that sale. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, Treasury regulations allow a selling unitholder, who can identify units transferred with an ascertainable holding period, to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will not be able to select high or low basis common units to sell, as would be the case with corporate stock, but may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. Our taxable income and losses are determined annually, prorated on a monthly basis and apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction accrued after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Ledgewood is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury regulations.

A unitholder who owns units at any time during a quarter and who disposes of them before the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) to reflect his or her purchase price. This election does not apply to a person who purchases common units directly from us. The adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components:

•	his or her share of our tax basis in our assets (“common basis”) and

•	his or her Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have), a portion of the adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), an adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. A literal application of these different rules result in lack of uniformity. Under our partnership agreement, our general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. See “—Tax Treatment of Operations—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property previously contributed to us, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property. If this contributed property is not amortizable, we will treat that portion as non-amortizable. This method is consistent with the regulations under Section 743. This method, however, is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment exceeds that amount, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a different position which could result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See “—Tax Treatment of Operations—Uniformity of Units.”

The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to allocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax basis of our assets immediately before the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his or her share of our assets for purposes of calculating, among other items, his or her depreciation and depletion deductions and share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than the units’ share of the aggregate tax basis of our assets immediately before the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Dissolutions and Terminations

Upon our dissolution, our assets will be sold and any resulting gain or loss will be allocated among our general partner and the unitholders. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain Loss and Deductions.” We will distribute all cash to our general partner and unitholders in liquidation in accordance with their positive capital account balances. See “Our Partnership Agreement—Cash Distribution Policy—Distributions of Cash on Liquidation” in the accompanying prospectus.

We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year might result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. See “—Tax Treatment of Operations—Accounting Method and Taxable Year.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to that unitholder.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. The American Jobs Creation Act of 2004 generally treats income from the ownership of a “qualified publicly traded partnership” as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. Accordingly, we anticipate that all of our income will be treated as qualified income to a regulated investment company.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of our units. As a consequence they will be required to file federal tax returns reporting their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income that is effectively connected with the conduct of a United States trade or business and which is allocable to foreign partners. Under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate on cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld.

Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in its “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Information Returns and Audit Procedures. We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. We cannot assure you that those accounting and reporting positions will yield a result that conforms with the requirements of the Internal Revenue Code, regulations, or administrative interpretations of the IRS. We also cannot assure you that the IRS will not successfully contend in court that those accounting and reporting positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of that unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the “tax matters partner” for these purposes. The partnership agreement appoints our general partner as our tax matters partner.

The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. See “Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the Internal Revenue Code:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described below at “Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction allocated to unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the current valuation, the penalty imposed increases to 40%.

Registration as a Tax Shelter. We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 99344000008. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the American Jobs Creation Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the American Jobs Creation Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We currently own property or do business in Kansas, Oklahoma, Tennessee and Texas. Each of these states, except Texas, currently imposes a personal income tax. We may also own property or do business in other states in the future. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “—Tax Consequences of Ownership—Entity-Level Collections.” Based on current law and our anticipated future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Ledgewood has not rendered an opinion on the state or local tax consequences of an investment in us.

Investment by Employee Benefit Plans

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether, in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things,

•	the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because we satisfy the first requirement above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered by this prospectus in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we and, if applicable, any selling security holder will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If we so indicate in the prospectus supplement, we or selling security holders will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us or selling security holders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered hereby is being passed upon for us by Ledgewood, P.C.

EXPERTS

The consolidated audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Atlas Pipeline Partners, L.P. incorporated by reference this Prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Cardinal Midstream, LLC as of and for the year ended December 31, 2011, included in the Current Report on Form 8-K/A filed on February 28, 2013 and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEAK Midstream, LLC and subsidiaries as of and for the year ended December 31, 2012, included in the Current Report on Form 8-K/A filed on July 18, 2013 and incorporated by reference in this Prospectus, have been audited by Hein & Associates LLP, independent auditor, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of the securities being registered hereby. With the exception of the SEC registration fee, all the amounts set forth below are estimated:

Amount to be Paid
Securities and Exchange Commission Registration fee	$	*
Printing expenses		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**
TOTAL	$	**

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).
**	These fees are calculated based on the number of issuances and amount of the securities offering and, accordingly, cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Atlas Pipeline Partners, L.P.

Atlas Pipeline Partners, L.P. is organized under the laws of the State of Delaware.

Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Our partnership agreement provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director employee, agent or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the bylaws of Atlas Energy, Inc. provide that its officers and directors (including those who act at its request as officers of and directors of subsidiaries) shall not be personally liable to the corporations or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of their duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director or officer derives an improper personal benefit. In addition, they provide for indemnification of its officers and directors to the fullest extent permitted under Delaware law, including indemnification for their service as officers and directors of subsidiaries.

Substantially the same provisions regarding indemnification are contained in the limited liability company agreement of Atlas Pipeline Partners GP, LLC, our general partner, and Atlas Pipeline Operating Partnership, L.P.

Atlas Pipeline Partners, L.P. maintains directors’ and officers’ liability insurance for itself, its subsidiaries and Atlas Pipeline Operating Partnership, L.P.

Atlas Pipeline Finance Corporation and Delaware Guarantors

Each of Atlas Pipeline Finance Corporation, Atlas Pipeline Operating Partnership, L.P., Velma Intrastate Gas Transmission Company, LLC, Slider WestOk Gathering, LLC, Atlas Pipeline Mid-Continent Holdings, LLC, Atlas Pipeline Mid-Continent LLC, Atlas Chaney Dell, LLC, Atlas Midkiff, LLC, Velma Gas Processing Company, LLC, Atlas Pipeline NGL Holdings, LLC, Atlas Pipeline NGL Holdings II, LLC, APL Laurel Mountain, LLC, APL Barnett, LLC, Pecos Pipeline LLC, Tesuque Pipeline, LLC, APL Arkoma Holdings, LLC, APL Arkoma Midstream, LLC, APL Gas Treating LLC, APL Arkoma, Inc. and APL SouthTex Midstream LLC are organized under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

The limited liability company agreements of each of Atlas Pipeline Mid-Continent Holdings, LLC, Pecos Pipeline LLC, Velma Gas Processing Company, LLC, Atlas Pipeline NGL Holdings, LLC, Atlas Pipeline NGL Holdings II, LLC, APL Laurel Mountain, LLC, APL Barnett, LLC, Tesuque Pipeline, LLC, APL Arkoma Holdings, LLC, APL Arkoma Midstream, LLC, APL Gas Treating LLC and APL SouthTex Midstream LLC each provide that the member of the limited liability company shall, and any employee or agent of the company or employee or agent of the member in connection with services to the company may, in the member’s absolute discretion, be indemnified by the company to the fullest extent permitted by the Delaware Limited Liability Company Act and as may be otherwise permitted by applicable law.

The limited liability company agreement of Atlas Pipeline Mid-Continent LLC provides that the company shall, to the fullest extent permitted by law, indemnify any person that is a party to an action, suit or proceeding by reason of the fact that such person is or was a member, managing member, director, officer, employee or agent of the company or of another entity at the request of the company or its member, against all expenses, liabilities and costs actually and reasonably incurred in connection with such proceeding. The agreement further provides that the company shall advance, to the fullest extent permitted by law, expenses incurred by a member, managing member, officer or director in defending such action, suit or proceeding.

The limited liability company agreements of each of Velma Intrastate Gas Transmission Company, LLC, Slider WestOk Gathering, LLC, Atlas Midkiff, LLC and Atlas Chaney Dell, LLC each provide that, subject to any limitations and conditions set forth in the limited liability company agreement, the company shall, to the fullest extent permitted by applicable law (as such law may be amended), indemnify any person involved with any proceeding or investigation by reason of the fact that such person is or was a member or officer of the company, against all damages, expenses and liabilities (including punitive damages and reasonable attorneys’ fees) actually incurred by such person. Each limited liability company agreement acknowledges that the indemnification provided could involve indemnification for negligence or under theories of strict liability, and prohibits indemnification of any officer to the extent any proceeding, damages, expenses or liabilities result from Improper Conduct (as defined in the applicable agreement) on the part of such officer.

The limited liability company agreement of Atlas Pipeline Operating Partnership, L.P. contains substantially the same provisions regarding indemnification as are contained in the limited liability company agreement of Atlas Pipeline Partners, L.P., described above.

The bylaws of each of APL Arkoma, Inc. and Atlas Pipeline Finance Corporation each provide that the company shall indemnify any person who was or is party or is threatened to be made a party to action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the company or a predecessor corporation, or serving at the request of the company or such predecessor corporation, as a director or officer of another entity or as administrator, trustee or other fiduciary of an employee benefit plan, against actual and reasonable expenses (including attorneys’ fees), liability and loss incurred by the person in connection with such proceeding, except to the extent prohibited by applicable law. The bylaws also require that the company advance expenses incurred by a director or officer in defending a proceeding. The indemnification and advance of expenses under the bylaws are not exclusive of any other rights to which an indemnitee may be entitled. Each set of bylaws also empowers the board to authorize the company to (1) purchase insurance on behalf of the company and others to the extent not prohibited by statute, (2) create any fund of any nature to secure indemnification obligations and (3) give other indemnification to the extent permitted by statute.

Pennsylvania Guarantors

Atlas Pipeline Tennessee, LLC is organized under the laws of the Commonwealth of Pennsylvania.

Section 8945 of the Pennsylvania Limited Liability Company Law of 1994 provides that a Pennsylvania limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever; provided, however, that a limited liability company may not indemnify a manager, member or other person for an act that is determined by a court to constitute willful misconduct or recklessness. Further, subsection (d) provides that a limited liability company may pay expenses incurred by a member, manager or other person in advance of disposition of any claim if such person makes an undertaking to repay the company if it is determined that such person is not entitled to indemnification. Finally, under subsection (f), a limited liability company must indemnify its members and managers for payments made, and personal liabilities reasonably incurred, in the ordinary and proper conduct of its business or for the preservation of its business or property.

The operating agreement of Atlas Pipeline Tennessee, LLC provides that the company shall indemnify its member and such other persons identified by the member as entitled to indemnification, for all costs, losses, liabilities and damages paid or accrued by the member or any such other person in connection with the business of the company, to the fullest extent provided by the laws of the Commonwealth of Pennsylvania. In addition, the company may advance costs of defense of any proceeding to its member or any such other person upon receipt by the company of an undertaking to repay such amount if it is ultimately determined that the member or such other person is not entitled to indemnification by the company.

Oklahoma Guarantors

NOARK Energy Services, LLC is organized under the laws of the State of Oklahoma.

Section 2003 of the Oklahoma Limited Liability Company Act provides that an Oklahoma limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands whatsoever, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement. Section 2017 of the Oklahoma Limited Liability Company Act provides that the articles of organization or operating agreement of a Oklahoma limited liability company may eliminate or limit the personal liability of a member or manager for monetary damages for breach of any fiduciary duty, and provide for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in any proceeding because the person is or was a member or manager, except that any such provisions may not limit or eliminate the liability of a manager for (1) any breach of the manager’s duty of loyalty to the limited liability company or its members; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) any transaction from which the manager derived an improper personal benefit.

The limited liability company agreement of NOARK Energy Services, LLC provides that the company may provide indemnification to the maximum extent permitted by law. Pursuant to the limited liability company agreement, the company must indemnify and hold harmless all members and the manager (referred to in this subsection as “indemnitees”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the indemnitee is or was a member or manager of the company, arising out of or incidental to the business of the company, provided, (i) the indemnitee’s conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of the limited liability company agreement, (iii) the indemnitee acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the company and within the scope of such indemnitee’s authority and (iv) with respect to a criminal action or proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful.

Expenses incurred by an indemnitee in defending any claim or proceeding may be advanced by the company upon receipt of a commitment to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The indemnification provisions of the limited liability company agreement are in addition to any other rights to which the indemnitee may be entitled by agreement, as a matter of law or equity, or otherwise. The limited liability company agreement also provides that the company may purchase insurance against liabilities and expenses incurred by indemnitees in connection with the company’s activities, regardless of whether the company would have the power to indemnify the indemnitee against such liabilities and expenses under the limited liability company agreement.

Texas Guarantors

Each of APL SouthTex Pipeline Company LLC, APL SouthTex Midstream Holding Company LP, APL SouthTex Gas Utility Company, LP, Atlas SouthTex Midstream Company LP, APL SouthTex Transmissions Company LP and APL SouthTex Processing Company LP are organized under the laws of the State of Texas.

Chapter 8 Texas Business Organizations Code (the “TBOC”) sets forth general indemnification provisions generally applicable to entities formed under the laws of the State of Texas. Section 8.002 of the TBOC provides, however, that unless a Texas limited liability company adopts the general indemnification provisions of Chapter 8 of the TBOC, described below, those provisions are not applicable to a Texas limited liability company.

Pursuant to Section 8.051 of the TBOC, an enterprise must indemnify a governing person, former governing person or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person was a respondent because the person is or was a governing person if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Pursuant to Sections 8.101 and 8.102 of the TBOC, any governing person, former governing person or delegate of a Texas enterprise may be indemnified against judgments and reasonable expenses actually incurred by the person in connection with a proceeding, in which such person was a respondent if it is determined, in accordance with Section 8.103 of the TBOC, that: (i) the person acted in good faith, (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests or (b) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests, (iii) in the case of a criminal proceeding, such person did not have a reasonable cause to believe that the person’s conduct was unlawful and (iv) that the indemnification should be paid. Indemnification of a person who is found to be liable to the enterprise is limited to reasonable expenses actually incurred by the person in connection with the proceeding and does not include judgments, penalties or fines, except for certain circumstances where indemnification cannot be given at all. Pursuant to Section 8.105 of the TBOC, an enterprise may indemnify an officer, employee or agent to the same extent that indemnification is required under the TBOC for a governing person or as provided in the enterprise’s governing documents, general or specific action of the enterprise’s governing authority, contract or by other means.

For Texas limited liability companies, in addition to the provisions cited above, Section 101.402 of the TBOC provides Texas limited liability companies with broad authority to (1) indemnify any person, including a member, manager, officer of, or assignee of a limited liability interest in, a limited liability company, (2) pay in advance or reimburse expenses incurred by any such person and (3) establish and maintain insurance or another arrangement to indemnify or hold harmless any such person.

The limited liability company agreement of APL SouthTex Pipeline Company LLC provides that the company’s member shall, and any employee or agent of the company or employee or agent of the member in connection with services to the company may, in its member’s absolute discretion, be indemnified by the company to the fullest extent permitted by the TBOC and as may be otherwise permitted by applicable law.

The agreements of limited partnership for each of APL SouthTex Midstream Holding Company LP, APL SouthTex Gas Utility Company, LP, Atlas SouthTex Midstream Company LP, APL SouthTex Transmissions Company LP and APL SouthTex Processing Company LP provide that the partners of each partnership shall, and any employee or agent of each partnership or employee or agent of the partners in connection with services to such partnership may, in the absolute discretion of the partnership’s general partner, be indemnified by the partnership to the fullest extent permitted by the TBOC and as may be otherwise permitted by applicable law.

Item 16.	Exhibits

The Exhibits furnished as part of this registration statement on Form S-3 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on November 20, 2013.

ATLAS PIPELINE PARTNERS, L.P.

By:	ATLAS PIPELINE PARTNERS GP, LLC,
its General Partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on November 20, 2013.

/s/ Edward E. Cohen Edward E. Cohen	Chairman

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman

/s/ Patrick J. McDonie Patrick J. McDonie	President

/s/ Eugene N. Dubay Eugene N. Dubay	Chief Executive Officer and Director

/s/ Robert W. Karlovich, III Robert W. Karlovich, III	Chief Financial Officer and Chief Accounting Officer

/s/ Tony C. Banks Tony C. Banks	Director

/s/ Curtis D. Clifford Curtis D. Clifford	Director

/s/ Gayle P.W. Jackson Gayle P.W. Jackson	Director

/s/ Martin Rudolph Martin Rudolph	Director

/s/ Michael L. Staines Michael L. Staines	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on November 20, 2013.

ATLAS PIPELINE FINANCE CORPORATION

By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on November 20, 2013.

/s/ Edward E. Cohen Edward E. Cohen	Chairman and Chief Executive Officer

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman

/s/ Eugene N. Dubay Eugene N. Dubay	President and Chief Operating Officer

/s/ Robert W. Karlovich, III Robert W. Karlovich, III	Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on November 20, 2013.

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC its general partner

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE TENNESSEE, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL LAUREL MOUNTAIN, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE MID-CONTINENT LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

VELMA INTRASTATE GAS TRANSMISSION COMPANY, LLC

By:	Atlas Pipeline Mid-Continent LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

SLIDER WESTOK GATHERING, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

VELMA GAS PROCESSING COMPANY, LLC

By:	Atlas Pipeline Mid-Continent LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE NGL HOLDINGS, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS PIPELINE NGL HOLDINGS II, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS MIDKIFF, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS CHANEY DELL, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

NOARK ENERGY SERVICES, L.L.C.

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL BARNETT, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

PECOS PIPELINE LLC

By:	APL Barnett, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC its general partner

TESUQUE PIPELINE, LLC

By:	APL Barnett, LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC its general partner

APL ARKOMA MIDSTREAM, LLC

By:	APL Arkoma Holdings, LLC
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL GAS TREATING, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL ARKOMA HOLDINGS, LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX MIDSTREAM LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX PIPELINE COMPANY LLC

By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX MIDSTREAM HOLDING COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole general partner
By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX GAS UTILITY COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole general partner
By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

ATLAS SOUTHTEX MIDSTREAM COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole general partner
By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX TRANSMISSION COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole general partner
By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

APL SOUTHTEX PROCESSING COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole general partner
By:	APL SouthTex Midstream LLC, its sole member
By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member
By:	Atlas Pipeline Operating Partnership, L.P., its sole member
By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

APL ARKOMA, INC.

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Robert W. Karlovich, III and Gerald R. Shrader, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on November 20, 2013.

/s/ Jonathan Z. Cohen	Director
Jonathan Z. Cohen

/s/ Eugene N. Dubay	President and Director
Eugene N. Dubay

/s/ Robert W. Karlovich, III	Chief Financial Officer and Vice President
Robert W. Karlovich, III

EXHIBIT INDEX

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1(1)	Securities Purchase Agreement dated November 30, 2012, by and among Cardinal Midstream, LLC, Cardinal Arkoma, Inc., Cardinal Arkoma Midstream, LLC, Cardinal Gas Treating LLC and Atlas Pipeline Mid-Continent Holdings, LLC. The schedules to the Securities Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request

2.2(2)	Purchase and Sale Agreement, dated as of April 16, 2013, among TEAK Midstream Holdings, LLC, TEAK Midstream, L.L.C. and Atlas Pipeline Mid-Continent Holdings, LLC. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request

4.1(3)	Common unit certificate (attached as Exhibit A to the Second Amended and Restated Agreement of Limited Partnership)

4.2(a)(4)	6 5⁄8% Senior Notes Indenture dated September 28, 2012

4.2(b)(5)	Supplemental Indenture dated as of December 20, 2012

4.3(a)(6)	4.75% Senior Notes Indenture dated as of May 10, 2013

4.3(b)(6)	Registration Rights Agreement dated as of May 10, 2013

4.4(7)	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions Thereof, dated as of May 7, 2013

4.5(7)	Registration Rights Agreement, dated as of May 7, 2013

4.6(a)(8)	5 7⁄8% Senior Notes Indenture dated as of February 11, 2013

4.6(b)(8)	Registration Rights Agreement dated as of February 11, 2013

4.7(9)	Registration Rights Agreement, dated May 16, 2012

4.8(10)	Form of senior indenture

4.9*	Form of senior debt security

4.10(10)	Form of subordinated indenture

4.11*	Form of subordinated debt security

4.12*	Form of preferred unit certificate

4.13*	Form of subordinated unit certificate

4.14*	Form of warrant

4.15*	Form of warrant agreement

5.1	Opinion of Ledgewood, P.C. as to the legality of the securities being registered

8.1	Opinion of Ledgewood, P.C. relating to tax matters

12.1(11)	Ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends

23.1	Consent of Grant Thornton LLP

23.2	Consent of Deloitte & Touche LLP

Exhibit No.	Description

23.3	Consent of Hein & Associates LLP

23.4	Consent of Ledgewood (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature pages)

25.1**	Statement of Eligibility on Form T-1 of Trustee for senior debt securities

25.2**	Statement of Eligibility on Form T-1 of Trustee for subordinated debt securities

*	To be filed, if necessary, as an exhibit to a current report on Form 8-K or in a post-effective amendment to this registration statement.
**	To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act.
(1)	Previously filed as an exhibit to current report on Form 8-K on December 4, 2012.
(2)	Previously filed as an exhibit to current report on Form 8-K on April 17, 2013.
(3)	Previously filed as an exhibit to registration statement on Form S-3 on April 2, 2004.
(4)	Previously filed as an exhibit to current report on Form 8-K filed on September 28, 2012.
(5)	Previously filed as an exhibit to current report on Form 8-K filed on December 26, 2012.
(6)	Previously filed as an exhibit to current report on Form 8-K on May 13, 2013.
(7)	Previously filed as an exhibit to current report on Form 8-K on May 8, 2013.
(8)	Previously filed as an exhibit to current report on Form 8-K filed on February 12, 2013.
(9)	Previously filed as an exhibit to quarterly report on Form 10-Q for the quarter ended June 30, 2012.
(10)	Previously filed as an exhibit to registration statement on Form S-3 (File No. 333-170735) filed on November 19, 2010.
(11)	Incorporated by reference to Exhibit 12.1 to quarterly report on Form 10-Q for the quarter ended September 30, 2013 and Exhibit 12.1 to annual report on Form 10-K for the year ended December 31, 2012.